Exhibit 99.(b)(1)

Comerica Bank-California

November 26, 2002

Mr. Patrick Dirk

Chief Executive Officer

Troy Group, Inc.

2331 South Pullman Street

Santa Ana, CA 92705

Dear Pat:

We are pleased to inform you that Comerica Bank-California (“Comerica”) has agreed to make a Commitment to fund the following Facilities to Troy Group, Inc. and Patrick Dirk and the Dirk Family Trust. Comerica’s commitment to fund the Facilities is subject to each of the terms and conditions listed below.

If you have any questions, please call me at (714) 435~3924.

Sincerely,	Accepted by:

/s/ Mario DePasquale	By:	/s/ Patrick J. Dirk

Mario W. DePasquale
Vice President

Comerica Bank-California

LOAN REQUEST #1

Borrower:	Troy Group, Inc.

Amount:	$7,000,000 revolving line of credit (formerly $5,000,000)

Purpose:	Working capital and assist with the acquisition of public shares outstanding.

Pricing:	Floating rate option: Base rate plus zero
Or
Fixed rate option: LIBOR plus 2.75%
*minimum advances of $500,000 available at tenors of 30,60,90, or 360 days) 30 day LIBOR currently at 1.38% which would yield a rate of 4.13%.

Fee:	one time restructure/ commitment fee of 3/4% ($52,500)

Note Type:	Loan & Security Agreement (Demand)

Terms:	Interest only monthly

Formula:

80% advance against eligible accounts receivable

30% advance on raw materials and finished goods inventory;

advances against inventory are capped at $2,000,000. (Advance rate to be verified by bank conducted audit)

Security:	UCC-l broadform filing on all company assets (including intellectual property) filed in the states of California and West Virginia.

Support:	Personal unsecured and unlimited guarantee of Patrick J. Dirk and the Dirk Family Trust dated 3/6/90. All facilities to be cross- defaulted and cross collateralized,

Subject to:	• Bank conducted audit of accounts receivable and inventory
• Documentation satisfactory to Bank

Governing Law:	State of California.

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LOAN REQUEST #2

Borrower:	Troy Group, Inc.

Amount:	$1,500,000 term loan

Purpose:	Purchase publicly traded stock, payment to Patrick Dirk for pay down mortgage loan

Pricing:	Floating rate option: Base rate plus zero Or
Fixed rate option COF plus 2.75% (current cost of funds on a five year fully amortizing note is 3.01% plus 2.75% would yield a fixed rate of 5.76%)

Fee:	3/4% commitment fee ($22,500)

Terms:	60 monthly payments of $25,000 plus interest.

Formula:	80% force sale value against equipment and 75% LTV on real estate.

Maturity:	60 months from funding

Security:	UCC-l broadform filing on all company assets (including intellectual property) filed in the states of California and West Virginia.

Support:

Secured corporate guarantee of Dirk Investments with a 2nd deed of trust located on the Wheeling, WV plant. Personal unsecured and unlimited guarantee of. Patrick J. Dirk and the Dirk Family Trust dated 3/6/90. All facilities to be cross-defaulted and cross-collateralized.

Subject to:	• Satisfactory review of appraisal on Wheeling, WV facility with a combined maximum LTV of 75%
• Satisfactory appraisal of M&E with a minimum FSV of $1,000,000.
• Documentation satisfactory to Bank

Governing Law:	State of California.

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